EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 29, 2024 (except for Note 10, as to which the date is October 17, 2024), with respect to the consolidated financial statements of Hearsay Social, Inc. for the year ended December 31, 2023, included in the Current Report on Form 8-K/A of Yext, Inc. We consent to the incorporation by reference of said report in the Registration Statements of Yext, Inc. on Forms S-8 (File Nos. 333-281441, 333-277887, 333-270666, 333-263369, 333-254358, 333-237330, 333-230344, 333-223732 and 333-217280).

/s/ GRANT THORNTON LLP

San Jose, California
October 17, 2024